AGREEMENT AND PLAN OF REORGANIZATION

                              AMONG

                    COMMODORE MINERALS, INC.,

                       INTAC HOLDCO CORP.

              INTAC INTERNATIONAL HOLDINGS LIMITED,

                            WEI ZHOU

                               AND

                          YIP YIN KWAN















                        October 13, 2001

                        TABLE OF CONTENTS

                                                             Page
                                                             ----

ARTICLE I    DEFINITIONS..................................     1

ARTICLE II   THE TRANSACTIONS.............................     2
      2.1    The Exchange.................................     2
      2.2    Securities Law Matters.......................     3

ARTICLE IIIREPRESENTATIONS AND WARRANTIES.................     3
      3.1    Representation and Warranties of Purchasers..     3
             3.1.1   Organization of Intac................     3
             3.1.2   Capitalization.......................     3
             3.1.3   Authority Relative to the Closing
                       Documents; Enforceability..........     3
             3.1.4   Title to Assets; Sufficiency of
                       Assets.............................     4
             3.1.5   Compliance with Other Instruments;
                       Consents...........................     4
             3.1.6   Financial Statements.................     4
             3.1.7   Taxes................................     4
             3.1.8   Litigation...........................     4
             3.1.9   Brokerage............................     4
             3.1.10  Investor Representations.............     4
      3.2    Representations and Warranties of Commodore..     5
             3.2.1   Organization of Commodore; Foreign
                       Qualification......................     5
             3.2.2   Capitalization; Ownership of
                       Transferred Shares.................     5
             3.2.3   Subsidiaries.........................     6
             3.2.4   Real Estate..........................     6
             3.2.5   Authority Relative to the Closing
                       Documents; Enforceability..........     6
             3.2.6   Title to Assets......................     6
             3.2.7   Material Contracts...................     6
             3.2.8   Labor Matters........................     6
             3.2.9   Compliance with Other Instruments;
                       Consents...........................     6
             3.2.10  Financial Statements.................     6
             3.2.11  Litigation...........................     7
             3.2.12  Brokerage............................     7
             3.2.13  Permits..............................     7
             3.2.14  SEC Documents........................     7
             3.2.15  Absence of Certain Changes or Events.     7
             3.2.16  Taxes................................     8
             3.2.17  Compliance with Law and Government
                       Regulations........................     8
             3.2.18  Trade Names and Rights...............     8
             3.2.19  No Disqualifying Orders..............     8
             3.2.20  Stock Price Manipulation.............     8
             3.2.21  Investment Company Act...............     8
             3.2.22  Integration..........................     8
             3.2.23  Full Disclosure......................     8

ARTICLE IV   ADDITIONAL COVENANTS AND AGREEMENTS OF
               THE PARTIES................................     8
      4.1    Filing with Securities and Exchange
               Commission.................................     8
      4.2    Brokers or Finders...........................     9

ARTICLE V    CLOSING DELIVERIES...........................     9
      5.1    The Closing..................................     9
      5.2    Deliveries by Commodore......................     9
             5.2.1   Certified Resolutions................     9
             5.2.2   Charter Documents....................     9

      5.3    Deliveries by Purchasers.....................     9
             5.3.1   Zhou Intac Shares....................     9
             5.3.2   Kwan Intac Shares....................     9

ARTICLE VI   SURVIVAL OF REPRESENTATIONS AND
               INDEMNIFICATION............................     9
      6.1    Representations to Survive Closing...........     9
      6.2    Indemnification..............................     9
      6.3    Enforcement of Indemnification Rights........    10
             6.3.1   Notification.........................    10
             6.3.2   Disputes.............................    10
             6.3.3   Time Limit...........................    10
             6.3.4   Litigation Procedure.................    10
      6.4    Remedies Cumulative..........................    10

ARTICLE VII  MISCELLANEOUS................................    10
      7.1    Notices......................................    10
      7.2    Assignability and Parties in Interest........    11
      7.3    Expenses.....................................    11
      7.4    Governing Law................................    11
      7.5    Counterparts.................................    11
      7.6    Headings.....................................    11
      7.7    Pronouns, Etc................................    11
      7.8    Complete Agreement...........................    11
      7.9    Modifications, Amendments and Waivers........    11
      7.10   Severability.................................    11
      7.11   English Language; Separate Counsel...........    12




SCHEDULES

Description

Schedule 3.1.6           Intac Financial Statements

Schedule 3.2.14          Commodore SEC Documents and
                           Correspondence

              AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") has been made and entered into as of this 13th day of October, 2001, among COMMODORE MINERALS, INC., a Nevada corporation ("Commodore"), INTAC HOLDCO CORP., a Delaware corporation and wholly owned subsidiary of Commodore ("Holdings"), INTAC INTERNATIONAL HOLDINGS LIMITED., a Hong Kong corporation ("Intac"), WEI ZHOU, an individual resident of Hong Kong ("Zhou"), and YIP YIN KWAN, an individual resident of Hong Kong, (the "Kwan").

                        R E C I T A L S:

     A.   Kwan and Zhou are the sole shareholders of Intac.

     B.   Holdings is a wholly owned subsidiary of Commodore.

     C. The parties hereto desire to effect a reorganization (the "Reorganization") pursuant to which (i) Zhou will transfer to Commodore all of his equity interest in Intac in exchange for 4,950,000 shares of common stock of Commodore, par value $.001 per share (the "Commodore Stock"); (ii) Kwan will transfer to Holdings all of her equity interest in Intac in exchange for 50,000 shares of Commodore Stock; and (iii) following the transfers by Zhou and Kwan, Intact will become an indirect wholly owned subsidiary of Commodore.

     D. The Board of Directors of Commodore has determined that it is in the best interests of Commodore and its stockholders that the Reorganization be consummated in the manner and on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto agree as follows and do thereby adopt this Agreement and Plan of Reorganization.

                            ARTICLE I.
                           DEFINITIONS

     The terms defined in this Article (except as otherwise expressly provided in this Agreement) for all purposes of this Agreement shall have the respective meanings specified in this Article.

     "Affiliate" shall mean any entity controlling or controlled by another person, under common control with another person, or controlled by any entity which controls such person.

     "Agreement" shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in the Agreement, and all amendments and supplements, if any, to this Agreement.

     "Business" shall mean the business currently conducted by Intac, and its direct and indirect wholly owned subsidiaries, which is primarily comprised of the purchase and sale of wireless telephones in various countries throughout Asia and Europe.

     "Closing" shall mean the meeting of, or exchange of documents by, the parties as of the date hereof.

     "Closing Date" shall mean the date of the Agreement.

     "Closing Documents" shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement.

     "Code" shall mean the Internal Revenue of 1986, or any successor law, and regulations issued by the Internal Revenue
Service pursuant to the Internal Revenue Code or any successor law.

     "Commodore Exchange Shares" shall mean the 5,000,000 shares of Commodore Stock to be issued to Zhou and Kwan, collectively, pursuant to Section 2.1.

     "Encumbrance" shall mean any charge, claim, encumbrance, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership other than (a) liens for taxes not yet due and payable, or (b) liens that secure the ownership interests of lessors of equipment.

     "Exchange Act" shall mean the Securities Exchange Act of
1934, as amended.

     "GAAP" shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods.

     "Intac Shares" means, collectively, the Zhou Intac Shares and the Kwan Intac Shares.

     "Kwan Intac Shares" means the shares of capital stock of Intac owned by Kwan.

     "Material Adverse Effect" means any change (individually or in the aggregate) in the general affairs, management, business, goodwill, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that would be material and adverse to the designated party.

     "Ordinary Course of Business" shall mean actions consistent with the past practices of the designated party which are similar in nature and style to actions customarily taken by the designated party and which do not require, and in the past have not received, specific authorization by the Board of Directors of the designated party.

     "Permits" shall mean any permit, license, exemption, order or approval of any federal, state or local governmental entity necessary for the conduct of the designated party's respective business as currently conducted.

     "Purchaser" or "Purchasers" shall mean, as applicable, Kwan or Zhou.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Taxes" shall include federal, state and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments.

     "Transactions" shall mean the share exchanges contemplated by this Agreement, together with each of the other transactions contemplated by the Closing Documents.

     "Zhou Intac Shares" shall mean the shares of capital stock of Intac owned by Zhou.

     Terms are defined elsewhere in this Agreement shall have the meanings assigned to them herein.

                           ARTICLE II.
                        THE TRANSACTIONS

          2.1. The Exchange. Subject to the terms and conditions of the Closing Documents, (a) Zhou hereby sells, transfers and delivers to Commodore, and Commodore hereby purchases and accepts, the Zhou Intac Shares, in consideration for the issuance by Commodore to Zhou of four million nine hundred fifty thousand (4,950,000) shares of Commodore Stock; and (b) Kwan hereby sells, transfers and delivers to Holdings, and Holdings hereby purchases and accepts, the Kwan Intac Shares, in consideration for the issuance by Commodore to Kwan of fifty thousand (50,000) shares of Commodore Stock.

          2.2. Securities Law Matters. Each Purchaser understands that the Commodore Exchange Shares to be issued and delivered to them pursuant to terms of this Agreement will not be registered under the Securities Act but will be issued in reliance upon the exemption afforded by Section 4(2) of the Securities Act and/or Regulation D promulgated by the SEC thereunder ("Regulation D"), and that Commodore is relying upon the truth and accuracy of the representations set forth herein in issuing such shares. Each certificate of Commodore Exchange Shares issued to each Purchaser pursuant to terms of this Agreement or the Exchange shall bear the following legend:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE TO THIS CORPORATION, SUCH TRANSFER IS EXEMPT FROM REGISTRATION.

     Commodore shall give instructions to its transfer agent consistent with the foregoing legend.

                           ARTICLE III.
                 REPRESENTATIONS AND WARRANTIES

          3.1. Representations and Warranties of Purchasers. Zhou, on his own behalf and on behalf of Intac, and Kwan, on her own behalf, represent and warrant, severally but not jointly, to Commodore as follows:

               3.1.1. Organization of Intac. Intac is a business corporation, duly organized, validly existing, and in good standing under the laws of Hong Kong, and has all requisite corporate power, franchises and licenses to own its property and conduct the business in which it is engaged.

               3.1.2.    Capitalization.

                    3.1.2.1. Intac has an authorized capital stock consisting of 10,000 shares of capital stock, of which 10,000 shares are issued and outstanding. All of the outstanding shares of capital stock of Intac have been validly issued, fully paid and are non-assessable.

                    3.1.2.2.  Intac does not have outstanding
          subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating Intac to issue, or to transfer from treasury, any shares of its capital stock of any class or kind, or securities convertible into such stock.

                    3.1.2.3.  Zhou is the sole beneficial and
          record owner of the Zhou Intac Shares. Kwan is the sole beneficial and record owner of the Kwan Intac Shares. Each Purchaser holds his or her Intac Shares free and clear of any Encumbrance of any kind whatsoever. The Intac shares collectively represent all of the outstanding shares of capital stock of Intac.

               3.1.3. Authority Relative to the Closing Documents; Enforceability. Each Purchaser has the requisite power to execute and deliver the Closing Documents and to consummate the Transactions. The Closing Documents executed by each Purchaser are the legal, valid and binding obligations of Intac, enforceable against each Purchaser in accordance with their respective terms, except insofar as its enforcement may be limited by (a) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors, rights generally and (b) equitable principles limiting the availability of equitable remedies (collectively, the "Insolvency/Equity Exceptions").

               3.1.4.    Title to Assets; Sufficiency of Assets.
Intac has good and marketable title in and to all of its properties and assets free and clear of any Encumbrance. The assets and contract rights held by Intac are sufficient for Intac to conduct the Business.

               3.1.5.    Compliance with Other Instruments;
Consents. Neither the execution of any Closing Document, nor the consummation of the Transactions, will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of Intac under any provision of any provision of the Articles of Incorporation, Bylaw, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which Intac is subject or by which Intac is bound, or require the consent of any third party or governmental agency.

               3.1.6.    Financial Statements.  Intac has
delivered to Commodore the financial statements attached as
Schedule 3.1.6 hereto (the "Intac Financial Statements"). The Intac Financial Statements fairly present, in all material respects, the properties, assets and results of operations of Intac as of the dates and for the periods indicated.

               3.1.7.    Taxes.

                    3.1.7.1.   Intac either (a) has timely filed with
          the appropriate taxing authority all Tax and information returns required to have been filed by Intac or (b) has timely filed for any required extensions with regard to such returns. All Taxes of Intac have been paid (or estimated Taxes have been deposited) to the extent such payments are required prior to the date hereof or accrued on the books of Intac. The returns were correct when filed.

                    3.1.7.2.   Intac has not received any notice
          of any pending investigations of Intac concerning any Tax returns by any federal, state or local taxing authority. There are no federal, state, local or foreign Tax liens upon any of Intac's assets.

               3.1.8.    Litigation.  There are no legal,
administrative, arbitration or other proceedings or claims pending against Intac nor is Intac subject to any existing judgment which might affect the financial condition, business, property or prospects of Intac;
nor has Intac received any inquiry from an agency of the federal or of any state or local government about the Transactions, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets.

               3.1.9.    Brokerage.  No broker or finder has
rendered services to either Purchaser in connection with the Transactions.

               3.1.10.   Investor Representations.

                    3.1.10.1.   Each Purchaser is acquiring the
          Commodore Exchange Shares for investment solely for his or her own account and not with a present view due to any distribution, transfer or resale to others, including any "distribution" within the meaning of the Securities Act. Each

               Purchaser understands that the Commodore Exchange Shares to be issued to each Purchaser have not and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and accuracy of the representations set forth herein.

                    3.1.10.2. Each Purchaser is financially able to bear the economic risks of an investment in Commodore and has no need for liquidity in the investment. The financial capacity of each Purchaser is of such a proportion that the total cost of such Purchaser's investment is not material when compared to his or her net worth. Each Purchaser is financially able to suffer a complete loss of an investment in the Commodore Exchange Shares.

                    3.1.10.3. Each Purchaser has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to that evidenced by the Commodore Exchange Shares so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, and protecting his or her own interest in connection with, the acquisition of such shares.

                    3.1.10.4.   Each Purchaser has been provided
          with and had the opportunity to review the Commodore
          SEC Reports.

                    3.1.10.5.  Each Purchaser understands that a
          limited public market now exists for the Commodore Common Stock and that Commodore has made no assurances that an active public market will ever exist for its securities.

                    3.1.10.6.  Each Purchaser understands that
          the investment in Commodore Stock is particularly risky and that he or she is not assured of any return on this investment.

          3.2. Representations and Warranties of
Commodore. Commodore hereby represents and warrants to Purchasers that:

               3.2.1.    Organization of Commodore; Foreign
Qualification. Commodore is duly organized, validly existing, and in good standing under the laws of the state of Nevada and has all requisite corporate power, franchises, and licenses to own its property and conduct the business in which it is engaged. Commodore has the full power and authority (corporate or otherwise) to execute, deliver and perform their respective obligations under this Agreement and the Closing Agreements to which it is a party. Complete copies of Commodore's Certificate of Incorporation, Bylaws, minutes, transfer records and agreements, if any, among some or all of the stockholders of Commodore have been delivered or made available to each Purchaser. Commodore is duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, except to the extent the failure to be so qualified is not reasonably expected to result in a Material Adverse Effect.

               3.2.2.    Capitalization; Ownership of Transferred
Shares.

                    3.2.2.1   Commodore has an authorized capital
          stock consisting of 100,000,000 shares of common stock, par value $0.001 per share, of which 13,544,000 shares are issued and outstanding. All of the shares of Commodore Stock have been validly issued, fully paid, are non-assessable, and were issued in compliance with any preemptive or similar rights and in compliance with applicable federal and state securities laws.

                    3.2.2.2.  Commodore does not have any
          outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating Commodore to issue, or to transfer from treasury, any shares of its capital stock or membership interests, as applicable, of any class or kind, or securities convertible into such stock or interests. No persons who are now holders of Commodore Stock, and no persons who previously were holders of Commodore Stock, are or ever were entitled to preemptive rights other than persons who exercised or waived those rights.

                    3.2.2.3. There is no outstanding vote, plan, pending proposal or right of any person to cause any redemption of Commodore Stock. Neither Commodore nor any of its Affiliates, is under any obligation, contract or other arrangement to register (or maintain the registration of) any of its or their securities under federal or state securities laws.

                    3.2.2.4.  There are no agreements, voting
          trusts, proxies or other agreements or understanding of any character, whether written or oral, among stockholders of Commodore with respect to or concerning the purchase, sale or transfer or voting of the Commodore Stock or any other security of Commodore.

               3.2.3.    Subsidiaries.  Commodore does not
have any subsidiaries (whether held directly or indirectly) or any equity investment in any corporation, partnership, joint venture or other business.

               3.2.4. Real Estate. Commodore does not own any real estate or any interest in any real estate.

               3.2.5.    Authority Relative to the Closing
Documents, Enforceability. Commodore has the requisite corporate power and authority to execute and deliver the Closing Documents and to consummate the Transactions. The execution and delivery of the Closing Documents by Commodore, and the consummation by Commodore of the Transactions, have been duly authorized by its Board of Directors and no other corporate or other action on the part of Commodore is necessary to authorize the execution and delivery by Commodore of the Closing Documents and the consummation by them of the Transactions. The Closing Documents executed by Commodore are the legal, valid and binding obligations of Commodore, enforceable against it in accordance with their respective terms, except insofar as the enforcement thereof may be limited by the Insolvency/Equity Exceptions. All persons who execute the Closing Documents on behalf of Commodore have been duly authorized to do so.

               3.2.6. Title to Assets. Commodore has good and marketable title in and to all of the assets and properties reflected in the most recent Commodore Financial Statements, plus all assets and properties purchased or acquired by Commodore since the date of that Commodore Financial Statement, less all assets and properties which Commodore has disposed of in the Ordinary Course of Business, which assets and properties are free and clear of any Encumbrance.

               3.2.7.    Material Contracts. Except as disclosed
in the Commodore SEC Documents, Commodore is not a party to or bound by any agreement or contract.

               3.2.8. Labor Matters. Except as disclosed in the Commodore SEC Documents, there are presently no employment or consulting contracts with, or covenants against competition by, any present or former employees of Commodore. Commodore has no employees.

               3.2.9.    Compliance with Other Instruments;
Consents. Neither the execution of any Closing Document nor the consummation of the Transactions will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in a termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any assets of Commodore under any provision of the Certificate of Incorporation or Organization, Bylaws, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which Commodore is bound.

               3.2.10.   Financial Statements.

               3.2.10.1. Commodore's audited financial statements (the "Commodore Financial Statements") for the year ended November 30, 2000 and unaudited quarterly financial statements for the three month periods ended February 28, 2001, May 31, 2001, and August 31, 2001 copies of which have been delivered to each Purchaser, are true and complete in all material respects, and have been prepared in accordance with GAAP for the period covered by such statements, and fairly present, in accordance with GAAP, the properties, assets and financial condition of Commodore, and results of its operations as of the dates and for the periods covered thereby. Commodore maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed with management's authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's authorizations and (d) the recorded accountability for assets if compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference. Commodore has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained books and records. There has been no material adverse change in the business operations, assets, properties, prospects or condition (financial or otherwise) of Commodore, taken as a whole, from that reflected in the Commodore Financial Statements.

               3.2.10.2. As of the date hereof, Commodore does not have any debts, liabilities or obligations of any nature, whether accrued, absolute, unmatured, contingent, or otherwise, whether due or to become due, that are not fully reflected in the Commodore Financial Statements.

               3.2.11.   Litigation.  There are no legal,
administrative, arbitration or other proceedings or claims pending against Commodore, nor is Commodore subject to any existing judgment which might affect the financial condition, business, property or prospects of Commodore; nor has Commodore received any inquiry from an agency of the federal or of any state or local government about the Transactions, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets.

               3.2.12.   Brokerage.  No broker or finder has
rendered services to Commodore in connection with the Transactions.

               3.2.13.   Permits.  Commodore does not have any
Permits nor is it required to maintain any Permits.

               3.2.14. SEC Documents. Commodore has furnished or made available to Purchasers a true and complete copy of each report, schedule, registration statement and proxy statement filed by Commodore with the SEC, since the inception of Commodore (as such documents have since the time of their filing been amended, the "Commodore SEC Documents"), a list of which is attached as Schedule 3.2.14. Commodore has timely filed with the SEC all documents required to have been filed pursuant to the Securities Act and Section 12(g) of the Exchange Act. As of their respective dates, the Commodore SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Commodore SEC Documents, and none of the Commodore SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Commodore included in the Commodore SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; are accurate, complete and in accordance with the books and records of Commodore; have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the financial position of Commodore as and at the dates thereof and the results of its operations and cash flows for the periods then ended.

               3.2.15. Absence of Certain Changes or Events. Except as disclosed in the Commodore SEC Documents, since the date of the latest Commodore Financial Statements, Commodore has not (a) issued or sold any promissory note, stock, bond, option or other security of which it was an issuer or other obligor, (b) discharged or satisfied any Encumbrance or paid any obligation or liability, whether absolute or contingent, direct or indirect,
(c) incurred or suffered to be incurred any liability or obligation whatsoever, (d) caused or permitted any Encumbrance to be created or arise on or in any of its properties or assets, (e) declared or made any dividend, payment or distribution to stockholders or purchased or redeemed or agreed to purchase or redeem any shares of its capital stock, (f) reclassified its shares of capital stock, (g) acquired any equity interest in any other entity, or (h) entered into any agreement or transaction except in connection with the execution and performance of this Agreement. Commodore has not entered into any agreement to do any of the foregoing action described in this Section 3.2.15.

               3.2.16.   Taxes.

                    3.2.16.1 Commodore either (a) has timely filed with the appropriate taxing authority all Tax and information returns required to have been filed by Commodore or (b) has timely filed for any required extensions with regard to such returns. All Taxes of Commodore have been paid (or estimated Taxes have been deposited) to the extent such payments are required prior to the date hereof or accrued on the books of Commodore. The returns were correct when filed.

                    3.2.16.2.  There are no pending
          investigations of Commodore concerning any Tax returns by any federal, state or local Taxing authority, and there are no federal, state, local or foreign Tax liens upon any of Commodore's assets.

               3.2.17.   Compliance with Law and Government
Regulations. Commodore is in compliance with, and are not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable environmental, building, zoning or other law, ordinance or regulation) affecting Commodore or its properties or the operation of its business. Commodore is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

               3.2.18. Trade Names and Rights. Commodore does not use any trade mark, service mark, trade name, or copyright in its business, nor does it own any trade marks, trade mark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications. No person owns any trade mark, trade mark registration or application, service mark, trade name, copyright or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of Commodore business.

               3.2.19.   No Disqualifying Orders.  Neither
Commodore, nor any of its affiliates, directors, officers or principals is subject to any disqualifying order under the "Bad Boy" provisions of the federal or any state's securities law. As used herein, "Bad Boy" provisions include Rule 262 of Regulation A, Rule 507 of Regulation D and other similar disqualifying provisions of federal and state securities laws.

               3.2.20. Stock Price Manipulation. Commodore has not taken (and none will take), directly or indirectly, any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of the price of the Commodore Stock.

               3.2.21. Investment Company Act. Commodore is not, and upon completion of the Transactions will not be, subject to registration as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

               3.2.22. Integration. Commodore has not offered, sold or issued any shares of Commodore Stock during the six-month period preceding the Closing Date.

               3.2.23.   Full Disclosure.  None of the
representations and warranties made by Commodore herein, or in any Closing Document furnished or to be furnished by them hereunder contains or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

                           ARTICLE IV.
       ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

          4.1. Filing with Securities and Exchange Commission. The parties recognize that Commodore will be required to report the Transactions to the SEC on Form 8-K, and agree to cooperate in the preparation and filing of such report or any other filings to be filed with the SEC.

          4.2. Brokers or Finders. Each party agrees to hold the others harmless and to indemnify them against the claims of any persons or entities claiming to be entitled to any brokerage commission, finder's fee, advisory fee or like payment from such other party based upon actions of the indemnifying party in connection with the Transactions.

                            ARTICLE V
                       CLOSING DELIVERIES

          5.1. The Closing. The Closing shall take place upon the execution of this Agreement by all parties and the delivery of the items to be delivered at Closing by each party hereto (unless such delivery has been waived by the party(ies) to have received such closing item), at the offices of Arter & Hadden, LLP in Dallas, Texas or at such other place as the parties may mutually agree.

          5.2. Deliveries by Commodore. Commodore hereby delivers to Purchasers, as applicable, the following items:

               5.2.1. Certified Resolutions. Copies of the resolutions, certified by the Secretary or an Assistant Secretary of Commodore, dated on or before the date hereof of the Board of Directors of Commodore authorizing the execution of this Agreement and the consummation of the transactions and other acts contemplated by this Agreement.

               5.2.2. Charter Documents. Copies of (a) the Certificate of Incorporation of Commodore, certified by the Secretary of State of Nevada, (b) the Bylaws of Commodore in as adopted by the Board of Directors of Commodore, certified by the Secretary or an Assistant Secretary of Commodore, and (c) good standing certificates and certificates of existence from the Secretary of State of Nevada, evidencing that Commodore is in existence and in good standing under the laws of the State of Nevada.

               5.2.3.    To Zhou, certificates representing
4,950,000 shares of Commodore Stock; and to Kwan, certificates representing 50,000 shares of Commodore Stock.

          5.3. Deliveries by Purchasers. Purchasers hereby deliver to Holdings and Commodore, as applicable, the following items:

               5.3.1.    Zhou Intac Shares.  To Commodore,
certificates representing the Zhou Intac Shares, with stock powers duly endorsed in blank.

               5.3.2.    Kwan Intac Shares.  To Holdings,
certificates representing the Kwan Intac Shares, with stock powers duly endorsed in blank.

                           ARTICLE VI.
         SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

          6.1. Representations to Survive Closing. The representations and warranties of Commodore and each Purchaser contained herein or in any document furnished pursuant hereto shall survive the Closing of the Transaction. Each party acknowledges and agrees that, except as expressly set forth in this Agreement or any Closing Document, no party has made (and no party is relying on) any representation or warranties of any nature, express or implied, regarding any or relating to any of the transactions contemplated by this Agreement.

          6.2. Indemnification. Commodore hereby agrees to indemnify, defend and hold each Purchaser harmless against any claims, actions, suits, proceedings, investigations, losses, expenses, damages, obligations, liabilities, judgments, fines, fees, costs and expenses (including costs and reasonable attorneys' fees) and amounts paid in settlement of any pending, threatened or completed claim, action, suit, proceeding or investigation (collectively "Loss" or "Losses") which arise or result from or are related to (i) any breach or failure of Commodore to perform any of their covenants or agreements set forth herein or in the Closing Documents or (ii) the inaccuracy of any representation or warranty made by the Commodore contained herein or in the Closing Documents. Each Purchaser, severally but not jointly, hereby agrees to indemnify, defend and hold Commodore harmless against any Loss which arises or results from or is related to (i) any breach or failure of such Purchaser to perform any of his or her covenants or agreements set forth herein or in the closing documents or (ii) the inaccuracy of any representation or warranty made by such Purchaser contained herein or in the Closing Documents.

          6.3. Enforcement of Indemnification Rights.

               6.3.1. Notification. Any person or entity seeking enforcement of indemnification rights hereunder shall notify each potentially liable person or entity of (a) any payment made in respect of any liability, obligation or claim to which the foregoing indemnity applies, (b) any Loss which such person or entity may sustain or incur, to which the foregoing indemnity relates, and (c) any claim made or suit filed against such person or entity or this Agreement. Such notification shall include a specific demand for indemnification and defense if such person or entity wishes to assert his or its indemnification rights hereunder.

               6.3.2. Disputes. If there is any dispute as to the right to indemnification and defense hereunder, the disputing party shall give the other party written notice of such dispute, specifying in detail the basis of the dispute, not later than 20 days after receipt of demand for indemnification.

               6.3.3. Time Limit. If there is no dispute as to the right to indemnification with respect to any such demand within such 20 day period, or upon resolution of any such dispute by the parties or by a court, the person or entity entitled to indemnification shall be promptly paid the amount of such demand, the amount agreed to by the parties or the amount ordered by a court.

               6.3.4.    Litigation Procedure.  If a party
entitled to be indemnified pursuant to this Article VI notifies the other party of the commencement of an action against it, the party obligated to provide indemnification will be entitled, at his or its own expense, to (a) participate in, and (b) except in the case of a claim that relates to a tax liability, assume the defense of the action. If the indemnifying party wishes to assume the defense of that action, counsel selected by the indemnifying party shall be reasonably satisfactory to the indemnified party, and the indemnified party shall cooperate in all reasonable respects, at its cost and expense, with the indemnifying party and such counsel in the investigation and defense of such action and any appeal arising therefrom. After the indemnifying party shall notify the indemnified party of its election to assume the defense of any such action, the indemnifying party will not be liable to the indemnified party under this Article VI for any legal fees or other expense subsequently incurred by the indemnified party in connection with the defense thereof. Even if the indemnifying party should assume the defense of any such actions, the indemnified party shall have the right at its expense to participate in the defense thereof. If the indemnifying party assumes the defense of any such actions, it shall not settle or otherwise compromise any such action without the prior written consent of the indemnified party.

     If the indemnifying party should fail or refuse to assume the defense of any such action, the indemnifying party shall jointly and severally reimburse the indemnified party for the fees and expenses of counsel engaged by it to defend that action.

          6.4. Remedies Cumulative. Persons or entities entitled to indemnification hereunder shall be entitled to such indemnification from time to time and shall be entitled to rely upon one or more provisions of this Agreement without waiving its right to rely upon any other provisions at the same time or any other time.

                           ARTICLE VII
                          MISCELLANEOUS

          7.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed delivered if delivered by hand, by telecopier, by courier or mailed by certified or registered mail, postage prepaid, addressed as follows:

          If to Commodore or Holdings:

               c/o INTAC International
               Unit 1809, 18/F., Modern Warehouse,
               6 Shing Yip Street, Kwun Tong,
               Kowloon, Hong Kong

          If to Kwan:

               to her home address as
               reflected on the books and
               records of Holdings

          If to Zhou:

               to his home address as
               reflected on the books and
               records of Holdings

          7.2. Assignability and Parties in Interest.  This
Agreement shall not be assignable by any of the parties hereto without the consent of all other parties hereto.
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

          7.3. Expenses. Each party shall, except as otherwise specifically provided, bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of the Closing Documents and consummation of the Transactions.

          7.4. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Each of the parties hereto consents to the personal jurisdiction of the federal and state courts in the State of Texas in connection with any action arising under or brought with respect to this Agreement.

          7.5. Counterparts. This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

          7.6. Headings. The headings and subheadings contained in this Agreement are included solely for ease of reference, and are not intended to give a full description of the contents of any particular Section and shall not be given any weight whatever in interpreting any provision of this Agreement.

          7.7. Pronouns, Etc. Use of male, female and neuter pronouns in the singular or plural shall be understood to include each of the other pronouns as the context requires. The word "and" includes the word "or". The word "or" is disjunctive but not necessarily exclusive.

          7.8. Complete Agreement.  This Agreement, the
Appendices hereto, and the documents delivered pursuant hereto or referred to herein or therein contain the entire agreement between the parties with respect to the Transaction and, except as provided herein, supersede all previous negotiations, commitments and writings.

          7.9. Modifications, Amendments and Waivers.  This
Agreement shall not be modified or amended except by a writing signed by each of the parties hereto.

          7.10. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the Transactions are consummated to the extent possible.

          7.11. English Language; Separate Counsel. Each of the parties hereto agrees to the use of the English language for this Agreement. (German translation of prior sentence: Jeder Teilnehmer dieses Vertrages ist zur Benutzung der englischen Sprache fuer diesen Vertrag vereinbart.) Further, the individual parties acknowledge that each had the opportunity to obtain separate counsel of their choosing and, to the extent separate counsel was not obtained, such party confirms that it has waived his, her or its rights with respect thereto.


                    [signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                         Commodore:
                         ---------

                         COMMODORE MINERALS, INC.


                         By:  /s/  HANS SCHULD
                            ----------------------------
                         Name:     Hans Schuld
                         Title:    Authorized Signatory

                         Holdings:
                         --------
                         INTAC HOLDCO CORP.


                         By:  /s/  WEI ZHOU
                            ---------------------------
                         Name:     Wei Zhou
                         Title:    President


                         Intac:
                         -----
                         INTAC INTERNATIONAL HOLDINGS, LIMITED


                         By:  /s/  WEI ZHOU
                            ---------------------------
                         Name:     Wei Zhou
                         Title:    Managing Director


                           /s/  WEI ZHOU
                         ------------------------------
                         WEI ZHOU



                           /s/  YIP YIN KWAN
                         ------------------------------
                         YIP YIN KWAN